Exhibit 10.16

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, dated as of March 2, 2010, is between Robert D. Hansen, whose business address is 500 Sixth Avenue Northwest, New Prague, MN 56071 (“Seller”) and Electromed, Inc. a Minnesota corporation, whose business address is also 500 Sixth Avenue Northwest, New Prague, MN 56071 (“Buyer”).

RECITALS:

A.            The Seller owns a five percent (5%) interest (the “5% Interest”) in Electromed Financial, LLC, a Minnesota limited liability company (the “LLC”).

B.            The Buyer owns a ninety-five percent (95%) interest in the LLC and desires to acquire Seller’s 5% Interest thereby making Buyer the 100% owner.

C.            As majority owner of the LLC, the Buyer is thoroughly familiar with the financial condition, business and affairs of the LLC.

Accordingly, the parties agree as follows:

1.             Sale of Interest.  The Seller agrees to sell the 5% Interest to the Buyer, and the Buyer agrees to purchase the 5% Interest from the Seller, as of the date hereof, for the sum of $125,000.00.

2.             No Certificate of Ownership.  Buyer and Seller each acknowledge that there are no certificates representing ownership interests of the LLC.  Accordingly, this Agreement alone represents the sale and transfer of the 5% Interest.

3.             Closing.  The Buyer and Seller acknowledge that the closing has occurred as of the above date at the above address, and execution of this Agreement by the parties is complete evidence thereof.

4.             Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Buyer as follows:

(a)

Title to Interest.  The Seller is the beneficial owner of the 5% Interest, free and clear of all liens, encumbrances and claims of every kind, and the delivery of the 5% Interest by the Seller to the Buyer will transfer valid title to the 5% Interest, free and clear of all liens, charges, encumbrances and claims of every kind.

(b)	Authority. The Seller has the full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

5.           Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller as follows:

(a)

Authority.  The Buyer has the full legal right, power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by, and constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

(b)	Information. The Buyer has been the majority owner of the LLC since its inception and is thoroughly familiar with the financial, business and affairs of the LLC.

6.           Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

(b)	Entire Agreement; Successors and Assignment. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby.

(c)

Further Assurances.  Each party to this Agreement will execute such further documents or instruments and take such further actions as may reasonably be requested by the other party to this Agreement to effect the purposes of this Agreement.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument.

(e)	Notice. Any notice under this Agreement may be delivered at the address first written above for each party.

IN WITNESS WHEREOF, the parties duly executed this Agreement as of the day and year first written above.

SELLER:

/s/ Robert D. Hansen
Robert D. Hansen

BUYER:

/s/ Terry M. Belford
Electromed, Inc.

By:	Terry M. Belford

Its:	Chief Financial Officer